Exhibit 10.14

ALUMINA PURCHASE AGREEMENT

This Alumina Purchase Agreement (this “Agreement”) is entered into on this 2nd day of November, 2004, between Gramercy Alumina LLC, a Delaware limited liability company (hereinafter called “Seller”) and Gramercy Alumina Holdings Inc., a Delaware corporation (“Buyer”).

RECITALS:

A. WHEREAS, Seller desires to sell to Buyer fifty percent (50%) of the sandy calcined metallurgical grade alumina (“Alumina”) produced at Seller’s alumina refinery located at Gramercy, Louisiana (the “Refinery”); and

B. WHEREAS, Buyer desires to purchase and accept from Seller fifty percent (50%) of the Alumina produced during the term hereof at the Refinery;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Article 1

Definitions

1.1 Definitions. As used herein, unless otherwise defined herein or the context otherwise requires, the following terms shall have the meanings specified below:

“Affiliate” of any person means any person directly or indirectly controlling, controlled by or under common control with such person. For the purpose of this definition only, “control” shall mean owning more than 50% of the equity interests in, or having the right to elect or designate a majority of the Board of Directors or similar governing body of, whether through the ownership of voting securities, by contract or otherwise, any person.

“Alumina” has the meaning specified in Recital A.

“Alumina Price” has the meaning specified in Section 2.5.

“Buyer’s Customer” means any person to which Buyer may sell Alumina.

“Century” has the meaning specified in Section 5.4.

“Contract Year” means a period of time running from January 1 of each year through December 31 of the same year, except that the first Contract Year shall run from the Effective Date through December 31, 2004.

“Customary Quick Dispatch” means the barge is to be loaded as quickly as is customary and possible.

“Effective Date” has the meaning specified in Section 4.1.

“FOB” means, to the extent that the 1990 version of the Incoterms are not inconsistent with the provisions of this Agreement, FOB as defined by the 1990 version of the Incoterms published by the International Chamber of Commerce, Paris, France, as amended from time to time (collectively, the “Incoterms”).

“Force Majeure” means any event or circumstance beyond the reasonable control of a party, including but not limited to: accidents to or breakdown or mechanical failure of machinery or equipment, however caused; strikes or other labor troubles; shortage of labor, transportation, raw materials, energy sources, or failure of usual means of supply; fire, explosion, flood or hurricane; war, declared or undeclared; insurrection, riots or sabotage; acts of God or the public enemy; river conditions; and priorities, allocations, or limitations or other acts required or requested by government or any subdivisions, bureaus or agencies thereof.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“mt” or “metric ton” means a unit of metric weight of 1,000 kilograms.

“Operating Costs” has the meaning specified in Exhibit B.

“Rated Capacity” means, assuming normal operating conditions and taking into account maintenance and other technical requirements, 1,000,000 mt of Alumina per year.

“Refinery” has the meaning specified in Recital A.

“Seller’s Account” means such account as Seller shall notify to Buyer from time to time in writing.

Article 2

Purchase and Sale of Alumina and Related Matters

2.1 Quantity. Subject to and in accordance with the terms and conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase and accept from Seller, fifty percent (50%) of the Alumina produced at the Refinery for each Contract Year during the term of this Agreement. Seller shall use reasonable commercial efforts to cause the Refinery to operate at Rated Capacity at all times during the term of this Agreement. Seller shall notify Buyer of the estimated tonnage to be supplied during each Contract Year on or before September 15 of the immediately preceding year.

2.2 Source of Supply and Quality.

(a) Specifications. The parties intend that the Alumina to be sold by Seller to Buyer pursuant to this Agreement shall be produced at the Refinery and shall conform to the specifications set forth in Exhibit A hereto. In addition to meeting the standards on Exhibit A, Seller will use its reasonable efforts to improve its quality standards at the Refinery and will meet with Buyer on at least a yearly basis to discuss quality standards. Seller will use its reasonable efforts to meet, at a minimum, alumina industry averages for North and South American, Western European and Australian refineries for chemical and physical specifications.

(b) NO OTHER WARRANTIES. SELLER MAKES NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING THAT OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

2.3 Delivery; Risk of Loss.

(a) Deliveries. Deliveries of Alumina hereunder shall be made by Seller to Buyer in approximately equally spread shipments during each Contract Year, FOB Buyer’s or Buyer’s Customer’s barge at Gramercy, Louisiana.

(b) Passage of Title. Title, risk of loss and all other incidents of ownership of Alumina shall pass from Seller to Buyer or to Buyer’s Customer, as the case may be, upon delivery at the FOB point.

2.4 Weight Loaded. The weights of Alumina delivered hereunder shall be determined at the time of loading by an independent marine surveyor (appointed and paid for by Seller), and the results of such determination shall be conclusive and binding on the parties hereto for the purpose of determining the quantity of Alumina delivered hereunder. A copy of the draft weight determination for each barge will accompany each bill of lading provided by Seller to Buyer.

2.5 Purchase Price. The purchase price per mt of Alumina sold by Seller to Buyer hereunder, which shall include a commercially reasonable profit component (the “Alumina Price”) shall be determined in accordance with the procedures outlined in Exhibit B.

2.6 Invoicing and Payment.

(a) Invoicing. Seller shall invoice Buyer for each delivery of Alumina to Buyer’s, or Buyer’s Customer’s, barge. Alumina delivered prior to the month in which it is to be priced according to Section 2.5 shall be invoiced provisionally at the Alumina Price in effect for the month in which the Alumina is delivered, and Seller shall issue a corrected invoice promptly at the beginning of the calendar month immediately following the month of delivery.

(b) Payment. Payment shall be made by Buyer to Seller on or before the fifteenth (15th) day of the month following the month of shipment by wire transfer of immediately available funds to Seller’s Account.

(c) Currency. All transactions and payments pursuant to this Agreement shall be made in United States dollars.

(d) Interest. Without prejudice to any other rights Seller may have, the amount of any overdue payments or any partial payment of any invoiced portion of the Alumina Price shall bear interest at a rate per annum equal to the U.S. prime rate for first class customers as quoted by J.P. Morgan Bank One, N.A., plus two percent (2%), over the period from the date on which payment or partial payment should have been made to the date of actual making of payment.

(e) Timing and Format. The parties agree that invoices may be rendered, and payment may be required, at more frequent intervals than otherwise described in this Section 2.6 (including on a prepayment basis) as Seller may reasonably determine (on either a short-term or long-term basis) in order to assure adequate funding for Operating Costs, with reasonable prior notice to Buyer to the extent practicable. The Parties further agree that the form of the invoices shall contain such detail as either Party may reasonably request, including description of any special charges attributable to unusual and incremental costs specifically related to Buyer’s purchases of Alumina under this Agreement or related to any breach of this Agreement by Buyer.

Article 3

Shipping

Buyer shall provide or cause to be provided barges that are suitable for loading and in conformance with restrictions and limitations at the barge loading facility located adjacent to the Refinery. Reasonable barge schedules shall be agreed between Buyer and Seller at least fifteen (15) days prior to commencement of each calendar quarter during the Contract Year then in effect. The parties will cooperate in regard to scheduling deliveries hereunder in accordance with local customs and practices, but, in any event, Buyer shall and shall cause Buyer’s Customer to, unless otherwise agreed in writing, move its barges from the loading area as soon as reasonably possible following completion of loading. Barge loadings shall be on a Customary Quick Dispatch basis.

Article 4

Term; Termination

4.1 Term. This Agreement shall be effective as of the 1st day of October, 2004 (the “Effective Date”) and shall terminate on December 31, 2010, unless sooner terminated in accordance with Section 4.2 or extended by mutual agreement of Buyer and Seller.

4.2 Termination. This agreement may be terminated prior to the expiration of its term only by mutual agreement of Buyer and Seller.

4.3 Default.

(a) Suspension. If Buyer fails to timely make payments to Seller as provided herein, Seller shall, after ten (10) days written notice of default has been given to Buyer, suspend further shipments of Alumina to Buyer. Subject to the provisions of subparagraph (b) of this Section 4.3, Seller will retain and store such Alumina as would otherwise be shipped to Buyer and will ship said Alumina when Buyer has cured its default and made the payments provided for herein.

(b) Resale. If written notice of default has been given to Buyer as provided in subparagraph (a) above and Buyer has not cured the default by making the required payments within an additional ten (10) days from the receipt by Buyer of the notice provided in subparagraph (a), Seller, at its sole option, may sell to one or more third parties, in any commercially reasonable manner, the Alumina that would otherwise have been shipped to Buyer, including the Alumina held pursuant to the provisions of subparagraph (a). If the sale(s) of such Alumina to third party(ies) produces revenues less than Seller would have received from Buyer if Buyer had purchased such Alumina hereunder, Buyer shall pay the deficiency, on demand, to Seller. If the sale(s) to third party(ies) produces revenues greater than Seller would have received from Buyer, Buyer shall not be entitled to the excess, which shall be retained by Seller.

(c) Costs. Buyer shall be responsible for any and all additional costs, including demurrage and additional shipping costs, incurred by Seller as a consequence of Buyer’s default and Seller’s conduct pursuant to this Section 4.3 and shall pay said additional costs to Seller on demand. In the event that Seller receives excess revenues pursuant to the provisions of subparagraph (b) above, Buyer shall not be entitled to set-off said excess revenues against the additional costs payable by Buyer provided for herein.

Article 5

Liability

5.1 Liability. Except as specifically provided in this Agreement, neither party to this Agreement shall be liable to the other party hereto for direct economic loss or damage, including, but not limited to, personal injuries or loss of physical equipment, actually sustained as a result of the operation of this Agreement, unless such loss or damage result from the gross negligence, willful act or intentional failure to act of a party hereto.

5.2 NO CONSEQUENTIAL DAMAGES. NEITHER PARTY TO THIS AGREEMENT SHALL BE LIABLE TO THE OTHER PARTY HERETO FOR ANY INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGE OR LOSS INCURRED AS A RESULT OF THE OPERATION OF THIS AGREEMENT, UNLESS SUCH DAMAGE OR LOSS IS THE RESULT OF WILLFUL ACTION OR INTENTIONAL FAILURE TO ACT OF A PARTY HERETO.

5.3 Limitation on Liability. Upon termination of this Agreement (including termination upon the expiration of the term of this Agreement), neither party to this Agreement shall have any liability to the other party to this Agreement, except for any such liability that may have accrued through the date of termination.

5.4 Century Agreement. Seller and Buyer acknowledge that, concurrent with the execution of this Agreement, Seller will enter into a like agreement with Century Aluminum of Kentucky LLC or an Affiliate thereof (“Century”) for the purchase of the fifty percent (50%) of the Alumina produced by the Refinery not purchased by Buyer hereunder. Seller acknowledges that the provisions of Section 5.5 will be incorporated in its like agreement with Century.

5.5 Force Majeure. If an event of Force Majeure occurs at the Refinery, Buyer and Century shall each be entitled to receive fifty percent (50%) of any Alumina that Seller produces. If an event of Force Majeure occurs by Buyer’s facility or any facility of Buyer’s Customer and Buyer or Buyer’s Customer is unable to use the Alumina to be purchased hereunder, Buyer shall continue to be obligated to purchase the Alumina provided hereunder and shall not be entitled to cease performance hereunder, in any manner, due to the event of Force Majeure. Neither Buyer nor Seller shall be entitled to terminate this Agreement by reason of an event of Force Majeure.

Article 6

Miscellaneous

6.1 Notices. All notices or communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) when received (in the case of personal delivery or delivery by 24-hour guaranteed courier service or delivery within the United States by registered or certified United States mail) at the addresses set forth below or (b) when transmitted by fax (and confirmed by mail) to the fax numbers set forth below:

If to Seller:	Gramercy Alumina LLC Mail: P.O. Box 3370 All other: 111 Airline Hwy. Gramercy, LA 70052 Fax: (225) 869-2191

with a copy to:	Century Aluminum Company 2511 Garden Road Building A, Suite 200 Monterey, CA 93940 Attn: General Counsel Fax: (831) 642-9328

If to Buyer:	Gramercy Alumina Holdings Inc. 801 Crescent Centre Drive Suite 600 Franklin, TN 37067 Attn: President Fax: (615) 771-5710

with a copy to:	Noranda Aluminum, Inc. 801 Crescent Centre Drive Suite 600 Franklin, TN 37067 Attn: President Fax: (615) 771-5710

6.2 Headings. The headings of Articles and Sections of this Agreement are merely for convenience of reference and have no substantive significance. Headings shall be disregarded in the interpretation of this Agreement.

6.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral understandings, agreements, negotiations and discussions between the parties relating to the subject matter hereof.

6.4 Amendments. No amendment to or modification of this Agreement shall be valid or binding on either party hereto unless reduced to writing and executed by both parties hereto.

6.5 Waiver. No waiver by either party of any breach or default in performance by the other party, and no failure to exercise any right or option given to either party hereunder or to insist upon strict compliance with or performance of the terms of this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof.

6.6 Severability. Should any provision herein contained prove to be invalid, illegal or unenforceable, the remaining provisions shall remain of full force and effect and the parties shall endeavor in good faith to agree on the details of alternative provisions that are valid, legal and enforceable and that come nearest to the original provisions in legal and economic impact and intent.

6.7 Parties In Interest; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall not be assigned by either party hereto without the written consent of the other party hereto, provided, however, that each party may assign this Agreement to an Affiliate of such party, and such Affiliate may further assign the Agreement to other Affiliates of such party, without the consent (written or verbal) of the other party to this Agreement. If a party assigns this Agreement to an Affiliate and such Affiliate ceases to be an Affiliate of the assignor, the person that ceases to be an Affiliate of the assignor shall immediately reassign this Agreement to its assignor effective as of the date that such affiliation terminated. Nothing in this Agreement is intended or shall be construed to confer upon or to give any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

6.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and such counterparts shall constitute one and the same instrument.

6.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without regard to applicable principles of conflict of laws). Any action or proceeding arising out of or relating to this Agreement shall be brought, heard and determined in any New York state or federal court sitting in the City of New York, and each of the parties consents to the jurisdiction and venue of such courts in any such action or proceeding.

6.10 Relationship between the Parties. It is not the purpose or intention of this Agreement to create a partnership relationship between the parties. Nothing contained in this Agreement shall be deemed to constitute any party as the partner of any other party or, except as otherwise expressly provided, to constitute any party as the agent or legal representative of any other party or to create any fiduciary relationship between them. Neither party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party except as expressly provided in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

GRAMERCY ALUMINA LLC

By:	/s/ William H. Brooks
Name:	William H. Brooks
Its:	Manager and Vice President

AND

By:	/s/ E. Jack Contes
Name:	E. Jack Contes
Its:	Manager & Vice President

GRAMERCY ALUMINA HOLDINGS INC.

By:	/s/ Richard J. Anderson
Name:	Richard J. Anderson
Its:	Vice President and Secretary

EXHIBIT A

ALUMINA SPECIFICATIONS

Chemical Properties	% Max	As Elements % Typical	Long Range	% Max	As Oxides % Typical	Long Range
Si	0.010%	0.0030%		0.0210%	0.0060%
Fe	0.010%	0.0060%		0.0140%	0.0090%
Na	0.40%	0.250%		0.540%	0.340%
Ca	0.040%	0.0240%		0.0560%	0.0340%
Zn	0.0120%	0.0090%	0.010% Max	0.0150%	0.0110%	0.012% Max
P	0.0007%	<0.0007%		0.00150%	<0.0015%
V	0.0020%	<0.0020%		0.0040%	<0.004%
Ga	0.010%	<0.010%		0.0130%	<0.013%

Physical Properties	% Min	% Max	% Typical	Long Range
+100 Mesh		15.0%	3.0%
-325 Mesh		10.0%	5.0%
-20 Micron		1.5%	<1.5%	1.0%
Attrition Index		20.0%	<20.0%
LOI		1.0%	1.0%
% Moisture
(0-300 C)				<1.0%
BET	60.0	80.0
Density	Report only

Exhibit B

ALUMINA PRICE

The Alumina Price per mt in any period shall equal the aggregate of Operating Costs incurred by Seller, net of any revenue realized by Seller, including, without limitation, revenue arising from sales by Seller of products or assets, excluding any sales of Alumina to Buyer or to Gramercy Alumina Holdings Inc. or one of its Affiliates, divided by the total production of Alumina during that period.

Operating Costs shall mean all costs, expenses and charges incurred by Seller for the operation, maintenance and repair of the Refinery, including, without limitation, (i) all costs and expenses incurred by Seller for the purchase of bauxite and other raw materials used in the production of Alumina and all chemicals, additives and agents used in the production process, natural gas, electrical power and other energy sources used in the production process and all utilities and other services used in the operation of the Refinery, (ii) all Employee Costs (as defined below), (iii) all costs and expenses incurred by Seller for the services of third-party contractors, advisors and agents, including without limitation any marine surveyor engaged in connection with the weighing of Alumina, and for the purchase of equipment and supplies used in the operation, maintenance and repair of the Refinery, (iv) all Capital Expenditures (as defined below), and (v) all interest and other costs related to refinancing that may be incurred by Seller, all as determined by Seller. All such costs, expenses and charges shall be computed on an accrual basis in accordance with GAAP, and shall exclude (a) depreciation and amortization, and (b) all additional costs incurred by Seller as a consequence of Buyer’s default hereunder or Century’s default under its like agreement with Seller.

“Capital Expenditures” shall mean all costs and expenses incurred by Seller in connection with the purchase, lease, construction or use of fixed assets or other assets constituting part of Seller’s plant, property or equipment, both tangible and intangible, that would be capitalized and shown on the balance sheet of Seller in accordance with GAAP.

“Employee Costs” shall include, without limitation, all salaries, wages and benefits payable by Seller and the cost to Seller of funding of actuarial cost obligations accruing under pension plans determined under the funding methods used to determine costs under the plans, and the payment of other obligations accruing under any employee benefit plans, group life insurance plans, major medical plans, medical (including drug) reimbursement plans, salary continuation plans, supplemental unemployment benefit plans and welfare plans, severance or termination of pay plans, and retiree benefit, savings, bonus or profit-sharing plans.

In the quarter prior to the commencement of each calendar year, Seller’s management shall prepare and present an annual plan (“Annual Plan”) of all Operating Costs, Employee Costs and Capital Expenditures for the forthcoming year, to Buyer and to Seller’s Managers for review and approval. During the course of each year, Seller’s management shall update Buyer and its Managers as to compliance with the Annual Plan. Any major deviation from the Annual Plan shall be subject to review and approval by Buyer and by Seller’s Managers.